SECURITIES  AND  EXCHANGE  COMMISSION
                              WASHINGTON, DC  20549

                                   FORM 12B-25

                                                Commission File Number   0-24944
                                                                        --------

                           NOTIFICATION OF LATE FILING

    (Check One):  [X] Form 10-K   [ ] Form 11-K    [ ] Form 20-F   [ ] Form 10-Q
[ ]  Form  N-SAR
        For  Period  Ended:          March  31,  2000
                             -------------------------------------------------
[ ]Transition  Report  on  Form  10-K     [ ] Transition Report on Form 10-Q
[ ]Transition  Report  on  Form  20-F     [ ]Transition Report on Form N-SAR
[ ]Transition  Report  on  Form  11-K
     For  the  Transition Period Ended:  _______________________________________

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full  name  of  registrant    The  Tracker  Corporation  of  America
                           -----------------------------------------------------
Former  name  if  applicable
                                   N/A
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Address  of  principal  executive  office
Street  and  Number     1120  Finch  Avenue  West,  Suite  303
                        --------------------------------------------------------
City,  state  and  zip  code     North  York,  Ontario  M3J  3H8  Canada
                                 -----------------------------------------------

                                     PART II
                             RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort to expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Tracker's independent accountants were unable to complete the audit of its financial statements by the prescribed deadline.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification
          Bruce  I.  Lewis                          (800)         822-8757
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              (Name)                             (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                          [ X ]  Yes   [   ]  No

     (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          [   ]  Yes   [ X ]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    The  Tracker  Corporation  of  America
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    June  28,  2000              By  /s/  Bruce  I.  Lewis
      ------------------                 -----------------------------
                                         Bruce  I.  Lewis
                                         Chairman  of the Board of Directors
                                         and Chief Executive Officer


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